Exhibit 99.1

This SHARE TRANSFER AGREEMENT, dated as of April 27, 2023 (this “Agreement”), is entered into by and between A.T. HOLDINGS II SÀRL, a limited liability company duly incorporated on February 25, 2010 and existing in accordance with the laws of Switzerland, registered at the Commercial Register of the Canton of Vaud under number CHE-115.457.113 (the “Borrower”), and each lender party hereto (collectively, the “Lenders” and individually, a “Lender”) and OAKTREE FUND ADMINISTRATION, LLC, as administrative agent on behalf of the Lenders (in such capacity, together with its successors and assigns, the “Agent”).

RECITALS

WHEREAS, the Borrower, the Agent and the Lenders previously entered into that certain Credit and Security Agreement, dated as of April 27, 2020 (as amended by the First Amendment to Credit and Security Agreement and Fee Letter, dated as of December 22, 2020, as further amended by the Second Amendment to Credit and Security Agreement, dated as of October 18, 2021, as further amended by the Third Amendment to Credit and Security Agreement and Fee Letter, dated as of April 1, 2022, as further amended by the Fourth Amendment to the Credit and Security Agreement, dated as of August 30, 2022 and as further amended by the Fifth Amendment to the Credit and Security Agreement, dated as of November 7, 2022, and as amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time prior to the date hereof, the “Credit Agreement”);

WHEREAS, on December 22, 2022, the Borrower, the Agent and the Lenders entered into that certain Forbearance Agreement (the “Forbearance Agreement”), wherein the Agent and the Lenders agreed to forbear from exercising any of their Default or Event of Default related rights and remedies against the Borrower solely with respect to the Specified Defaults (as defined in the Forbearance Agreement);

WHEREAS, on February 2, 2023, the Borrower and the Agent (on behalf of the Lenders) entered into that certain binding Settlement Term Sheet (the “Settlement Term Sheet”), pursuant to which the Borrower agreed to consummate the Share Transfer (as defined below); and

WHEREAS, pursuant to the Settlement Term Sheet, the Borrower, the Agent and the Lenders wish to enter into this Agreement to further document the terms, conditions and obligations of the Borrower with respect to the Share Transfer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

SHARE TRANSFER

Section 1.1 Share Transfer. As soon as reasonably practicable after the payment in full of all Obligations under the Credit Agreement, and in any event within five (5) Business Days following such payment, the Borrower shall irrevocably transfer, convey, assign and deliver, on the terms set forth in this Agreement, an aggregate of 1,435,749 common shares (the “ADCT Shares”) of ADC Therapeutics SA (“ADCT”), free and clear of all liens, to the Lenders, which ADCT Shares shall be allocated among the Lenders pro rata in accordance with the principal amount of Credit Extensions outstanding under the Credit Agreement (the “Share Transfer”). Notwithstanding the foregoing, if, at the earlier of (i) the Maturity Date (as defined in the Credit Agreement) or (ii) the acceleration of the Obligations (as defined in the Credit Agreement) pursuant to Section 10 of the Credit Agreement, (a) the Agent determines in its sole discretion that the Borrower does not have sufficient monetizable assets (other than the ADCT Shares) to repay in full all Obligations under the Credit Agreement and (b) the Borrower and Lender agree on compensation to the Lenders for allowing the sale of the ADCT Shares, then, following the sale of all other shares of ADCT that constitute Collateral (as defined in the Credit Agreement) and upon such determination, the Borrower shall have the right to sell all or a portion of the ADCT Shares and use the proceeds from such sale to pay in full all Obligations under the Credit Agreement; provided that any excess cash from such sales are the property of the Lenders. In the event of a sale as described in the preceding sentence, “ADCT Shares” shall refer to the number of common shares of ADCT owned by the Borrower after such sale.

Section 1.2 Closing. As soon as reasonably practicable after the payment in full of all Obligations under the Credit Agreement, and in any event within five (5) Business Days following such payment, the Borrower and the Lenders shall take all steps required and necessary and within their control to effectuate the Share Transfer to each of the Lenders’ applicable brokerage accounts or accounts maintained in the books and records of the transfer agent of ADCT as may be notified by the Lenders no less than five (5) Business Days before the date of the proposed Share Transfer, including the delivery of any documentation or certification required by any person, including the transfer agent of ADCT or ADCT (or its counsel) to effectuate the Share Transfer. Borrower shall take all action required to effectuate the Share Transfer (including with respect to U.S., Swiss or BVI law as required).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Borrower.

The Borrower represents and warrants to the Lenders and the Agent that:

(a) The Borrower is a limited liability company duly organized, validly existing and in good standing in accordance with the laws of Switzerland and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Borrower, and this Agreement is a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

(c) The Borrower and its subsidiary, ADC Products Switzerland Sàrl (“ADCP”), are the sole record owner of, and have good and valid title to, and, on the date of the consummation of the Share Transfer, will have good and valid title to, all of the ADCT Shares, free and clear of any liens, other than those arising pursuant to the Credit Agreement and any Financing Documents and applicable federal and state securities law restrictions. To the knowledge of the Borrower, the ADCT Shares are duly authorized and, when transferred pursuant to this Agreement, will be duly and validly issued, fully paid and non-assessable.

(d) The execution, delivery and performance of this Agreement and the consummation by the Borrower of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) any agreement, indenture or instrument to which the Borrower is a party or (ii) any law, statute, rule, regulation, order, judgment or decree to which the Borrower is subject.

(e) Upon the transfer in accordance with the terms of this Agreement, the Lenders will have or receive good title to the ADCT Shares, free and clear of all liens, claims and encumbrances of any kind, other than transfer restrictions under federal and state securities laws.

Section 2.2 Representations and Warranties of the Lenders

The Agent and the Lenders each represents and warrants to the Borrower that:

(a) The Agent and such Lender, as applicable, is an entity duly organized, validly existing and in good standing in accordance with the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Agent and such Lender, as applicable, and this Agreement is a valid and binding obligation of the Agent and such Lender, as applicable, enforceable against the Agent and such Lender, as applicable, in accordance with its terms.

(c) The execution, delivery and performance of this Agreement and the consummation by the Agent and such Lender, as applicable, of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) any agreement, indenture or instrument to which the Agent or such Lender, as applicable, is a party or (ii) any law, statute, rule, regulation, order, judgment or decree to which the Agent or such Lender, as applicable, is subject.

(d) The Agent and such Lender, as applicable, understands that: (i) the ADCT Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws; (ii) the ADCT Shares may not be sold or otherwise transferred unless such sale or transfer is registered under the Securities Act (and any other applicable securities laws) or unless exemptions from such registration requirements are available; and (iii) a legend will be placed on any certificate or certificates evidencing the ADCT Shares stating that such ADCT Shares have not been registered under the Securities Act and that such ADCT Shares are subject to restrictions on transferability and sale.

(e) Such Lender (i) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and (ii) is able to bear the economic risk of losing its entire investment in the ADCT Shares.

(f) Such Lender (i) is acquiring the ADCT Shares solely for such Lender’s own account, for investment purposes only and not with a view toward distribution or sale and (ii) will not sell or otherwise transfer such ADCT Shares unless and until such transaction is registered under the Securities Act or an exemption from registration is available.

(g) The Agent and such Lender, as applicable, hereby acknowledges that none of the Borrower, its affiliates or any of its or their respective directors, officers, employees, partners, managers, equityholders, agents or representatives has made or is making any representations or warranties, express or implied, except as set forth in Section 2.1 of this Agreement, the Credit Agreement and the other Financing Documents.

ARTICLE III

COVENANTS

Section 3.1 ADCT Shares. During the period from the date hereof until the consummation of the Share Transfer, the Borrower shall not, and shall not directly or indirectly permit ADCP to, directly or indirectly pledge, dispose of, grant, transfer, encumber, sell, deliver or agree or commit to pledge, dispose of, grant, transfer, encumber, sell or deliver any of the ADCT Shares, other than pledges and encumbrances in favor of the Agent for the Benefit of the Lenders arising under the Credit Agreement or any Financing Documents.

Section 3.2 Further Assurances. The parties hereto shall do and perform and execute and deliver, or cause to be done and performed or executed and delivered all further acts and all other agreements, certificates, book entries, instruments, instructions and documents as may be necessary or as the other parties hereto may reasonably request in order to effectuate the Share Transfer.

Section 3.3 Taxes. The Borrower shall be responsible for payment of all taxes in connection with the Share Transfer, including Swiss VAT and transfer taxes; provided that the Agent or Lenders shall be responsible for payment of any local taxes payable by any recipient of the ADCT Shares upon receipt of such shares.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

(a) if to the Borrower, to:

A.T. Holdings II SARL

Route de la Corniche 3B

1066 Epalinges, Switzerland

Attention: Stephen Evans-Freke, Managing Director

Email: Stephen.EvansFreke@Auventx.com

(b) if to the Agent or any Lender, to:

c/o Oaktree Capital Management, L.P.

333 S. Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Aman Kumar

Email: AmKumar@oaktreecapital.com

Attention: Oaktree Agency

Email: oaktreeagency@alterdomus.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Ari B. Blaut; Alan J. Fishman

Email: blauta@sullcrom.com; fishmana@sullcrom.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 4.2 Amendments and Waivers. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by the Borrower, the Agent and the Lenders. Any provision of this Agreement may be waived by the party entitled to the benefit thereof, but only by a writing signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.3 Successors and Assigns. This Agreement shall not be assigned by the Borrower by operation of Law or otherwise without the prior written consent of the Agent and the Lenders. Any attempted assignment by the Borrower in violation of this Section 4.3 shall be null and void ab initio. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 4.4 Fees and Expenses. Without limiting the obligations of the Borrower under the Financing Documents or otherwise under this Agreement, the Borrower agrees to pay all reasonable and documented costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Agreement and the other instruments and documents to be delivered hereunder or in connection with the Financing Documents or the enforcement of the rights and remedies of Agent or Lenders thereunder, including the reasonable and documented fees and out-of-pocket expenses of Sullivan & Cromwell, LLP and Oberson Abels S.A., as outside legal counsel to the Agent and Lenders, with respect thereto; provided that solely for the transfer of ADCT Shares as contemplated by this Agreement, each party hereto shall be responsible for its own costs and expenses (other than those taxes paid by Borrower under Section 3.3 of this Agreement), including the costs of its own legal counsel. (For the avoidance of doubt, the preceding proviso confirms that the costs involved in transferring the ADCT Shares to Lenders pursuant to this Agreement shall be borne by Agent and/or Lenders, except for those costs of Borrower and its own legal counsel in connection with such transfer.)

Section 4.5 Indemnification by Borrower. Borrower shall indemnify, defend and hold harmless the Agent, the Lenders and their respective directors, officers, equityholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacities as such (the “Indemnified Parties”) from, against and with respect to any damages, losses, charges, liabilities, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees, costs and expenses (including reasonable attorneys’ fees and disbursements (collectively, “Losses”) sustained or incurred by any Indemnified Party arising out of, resulting from or otherwise in respect of this Agreement or the transactions contemplated hereby, which may be imposed on, incurred by or asserted against any such Indemnified Party as a result or in connection with this Agreement or the transactions contemplated hereby, except to the extent that any such Loss is determined by a court of competent jurisdiction in a final non-appealable judgment to have been caused by acts or omissions of an Indemnified Party which constitute gross negligence, willful misconduct or fraud. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such Losses incurred by the Indemnified Parties or any of them. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby. NO INDEMNIFIED PARTY SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWER, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER.

Section 4.6 Governing Law and Venue; Waiver of Jury Trial. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. Each party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the United States District Court for the Southern District of New York (or if such court does not have subject matter jurisdiction, the courts of the State of New York located in New York County) (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 3.1. Each party to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

Section 4.7 Specific Performance. Without intending to limit the remedies available to the Agent or the Lenders hereunder, the Borrower hereby acknowledges and agrees that the failure of the Borrower to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to the Agent and the Lenders, for which damages, even if available, will not be an adequate remedy. Accordingly, the Borrower hereby consents to the issuance of temporary, preliminary and permanent injunctive relief by the Chosen Courts to compel performance of the Borrower’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the Chosen Courts of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity. The Borrower agrees not to oppose the granting of such injunctive relief on the basis that monetary damages are an adequate remedy.

Section 4.8 Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 4.9 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed as of the date first above written.

A.T. HOLDINGS II SÀRL,
as the Borrower

By:	/s/ Stephen Evans-Freke
Name: Stephen Evans-Freke
Title: Managing Director

OAKTREE FUND ADMINISTRATION, LLC, as Agent

By: Oaktree Capital Management, L.P.
Its: Managing Member

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Managing Director

By:	/s/ Matthew Stewart
Name: Matthew Stewart
Title: Managing Director

OCM STRATEGIC CREDIT INVESTMENTS S.À R.L., as Lender
Registered address: 26A boulevard Royal, L-2449 Luxembourg R.C.S. Luxembourg: B184440

By:	/s/ Martin Eckel
Name: Martin Eckel
Title: Manager

By:	/s/ Hugo Neuman
Name: Hugo Neuman
Title: Manager

OCM STRATEGIC CREDIT INVESTMENTS 2 S.À R.L., as Lender
Registered address: 26A boulevard Royal, L-2449 Luxembourg R.C.S. Luxembourg: B183876

By:	/s/ Martin Eckel
Name: Martin Eckel
Title: Manager

By:	/s/ Hugo Neuman
Name: Hugo Neuman
Title: Manager

OCM STRATEGIC CREDIT INVESTMENTS 3 S.À R.L., as Lender
Registered address: 26A boulevard Royal, L-2449 Luxembourg R.C.S. Luxembourg: B250552

By:	/s/ Hugo Neuman
Name: Hugo Neuman
Title: Manager

By:	/s/ Martin Eckel
Name: Martin Eckel
Title: Manager

OAKTREE GILEAD INVESTMENT FUND AIF (DELAWARE), L.P., as Lender

By:	Oaktree Fund AIF Series, L.P. – Series T

Its:	General Partner

By:	Oaktree Fund GP AIF, LLC

Its:	Managing Member

By:	Oaktree Fund GP III, L.P.

Its:	Managing Member

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Authorized Signatory

By:	/s/ Matthew Stewart
Name: Matthew Stewart
Title: Authorized Signatory

OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF), L.P., as Lender

By:	Oaktree Huntington-GCF Investment Fund
(Direct Lending AIF) GP, L.P.
Its:	General Partner

By:	Oaktree Huntington-GCF Investment Fund
(Direct Lending AIF) GP, LLC
Its:	General Partner

By:	Oaktree Fund GP III, L.P.

Its:	Managing Member

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Authorized Signatory

By:	/s/ Matthew Stewart
Name: Matthew Stewart
Title: Authorized Signatory

OAKTREE SPECIALTY LENDING CORPORATION, as Lender

By: Oaktree Fund Advisors, LLC
Its: Investment Adviser

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Managing Director

By:	/s/ Matthew Stewart
Name: Matthew Stewart
Title: Managing Director

PATHWAY STRATEGIC CREDIT FUND III, LP , as Lender

By:	PSCF III Management LLC, its General Partner

By:	Pathway Capital Management, LP, its Sole Member

By:	Pathway Capital Management GP, LLC, its General Partner

By:	/s/ Wayne D. Smith
Name: Wayne D. Smith
Title: Managing Director